COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION




                                     AT RICHMOND, April 11, 1997

APPLICATION OF

THE POTOMAC EDISON COMPANY,
dba ALLEGHENY POWER

                                           CASE NO. PUA960065

The approval of service agreements among affiliates


ORDER GRANTING AUTHORITY

      The Potomac Edison Company, dba Allegheny Power ("Petitioner", "Company", "Applicant"), has filed an application with the Commission under the Public Utilities Affiliates Act for authority to (1) amend the existing Service Agreement with Allegheny Power Service Corporation ("APSC") and (2) to enter into a new Service Agreement with Monongahela Power Company, dba Allegheny ("Mon Power") and West Penn Power Company, dba Allegheny ("West Penn"). Together, Petitioner, APSC, Mon Power and West Penn (the "APS Operating Companies") are operated as an integrated public utility holding company system under the Public Utility Holding Company Act of 1935 ("the 1935 Act"). The APS Operating Companies are also wholly-owned subsidiaries of Allegheny Power System, Inc. (APS).

      The Company states in its application that this Commission approved in an Order entered on February 24, 1995, in Case No. PUA940014, a Service Agreement, dated November 3, 1993, between the Company and APSC. The Service Agreement allows APSC to provide certain services to the Company and the other APS Operating Exchange Commission ("SEC") 1935 Act and provides a cost-effective vehicle for APS companies to maximize the economy available from operating an integrated electric system. APSC provides certain centralized engineering, financial and administrative services to the APS Operating Companies. In addition, the APS Operating Companies perform certain operating service functions for each other pursuant to this Commission's approval in Orders entered on March 8, 1996, in Case No. PUA950029 and May 24, 1996, and Case No. PUA950029.

      As described in the application, APS announced in 1995 its intention to undertake a restructuring designed to consolidate and reengineer its operations in an effort to further control costs, operated more efficiently, and prepare for the anticipated increase in retail and wholesale competition among suppliers of electricity, resulting from passage of the Energy Policy Act of 1992. Around January 1, 1996, APSC began to realign its organization to create distinct power generation and energy transmission and distribution groups. Also, as of July 1, 1996 the APS Operating Companies restructured, including the reengineering of processes and the consolidation of functions with services already provided by APSC. In addition, the APS Operating Companies began doing business under the trade name "Allegheny Power" as of September 1, 1996. However, they have not changed their legal corporate names, nor altered in any manner the ownership of capital assets.

      The Company states that the restructuring in APSC involves the consolidating of certain functions which were either performed separately by employees of each of the APS Operating Companies or by employees of the APS Operating Companies along with employees of APSC. The result is that APSC will provide new and expanded services to the Petitioner and the other APS Operating Companies. To properly define the broadened scope of services to be provided by APSC to the Petitioner and its operating affiliates, it is necessary to amend the previously approved November 3, 1993 Service Agreement. The services to be provided by APSC to the Petitioner or its operating affiliates will be billed at cost without a return component in accordance with the 1935 ACT. Also, APSC's current method of allocations will be maintained.

      The Company also states that another effect of the restructuring is to combine certain services which were previously performed separately by each of the APS Operating Companies. As a result, items such as materials and supplies, meter test activities, rubber goods repair and testing, office services and mail payments are being consolidated and will be performed by one operating company for the benefit of the others. This requires a service agreement among the APS Operating Companies to define a working relationship and provide for appropriate cost sharing and billing. The APS Operating Companies performing work for an affiliated operating company will accumulate the actual costs incurred in providing authorized services through the use of specific, identifiable work order numbers or FERC accounts and will bill the receiving company based on the amounts accumulated.

      Accordingly, the Company believes that the terms and conditions of the amendment to the previously approved November 3, 1993 Service Agreement, and the new Service Agreement among the APS Operating Companies are fair and reasonable, will not grant an undue advantage to any party to the transactions and that approval of these agreements is in the best interest of Virginia customers. The Company further states that the purpose of the Amendment and new Service Agreement is to eliminate redundancy in services, take advantage of economies of scale and to create new and more efficient methods for performing work.

      The amendment to the November 3, 1993 Service Agreement is of indefinite duration and may be terminated by either party upon sixty (60) days' prior notice. In addition, Petitioner may terminate the Service Agreement at any time with or without notice for any cause deemed by it to be sufficient.

      Likewise, the new Service Agreement among the APS Operating Companies is of indefinite duration and may be terminated by any party upon sixty (60) days' prior notice. In addition, any company to the new Service Agreement may terminate its participation in the agreement at any time with or without notice for any cause deemed by it to be sufficient.

      THE COMMISSION, upon consideration of the application and representations of Applicant and having been advised by its Staff, is of the opinion and finds that the above described amendment to the previously approved November 3, 1993 Service Agreement, and the new Service Agreement among the APS Operating Companies would be in the public interest and should be approved.
Accordingly,

      IT IS ORDERED:

      1) That, pursuant to sections 56-77 of the Code of Virginia, the Potomac Edison Company is hereby authorized to enter into the amendment to the November 3, 1993 Service Agreement under the terms and conditions described herein;

      2) That, pursuant to sections 56-77 of the Code of Virginia, the Potomac Edison Company is hereby authorized to enter into the new Service Agreement with Monongahela Power Company and West Penn Power Company under the terms and conditions described herein;

      3) That should any terms and conditions of the amendment to the November 3, 1993 Service Agreement or new Service Agreement with
Monongahela Power Company and West Penn Power Company change from those described herein, Commission approval shall be required for such changes;

      4) That the authority granted herein shall have no ratemaking implications;

      5) That the authority granted herein shall not preclude the Commission from exercising provisions of sections 56-78 and 56-80 of the Code of Virginia hereafter;

      6) That the Commission reserves the right to examine the books and records of any affiliate in connection with the authority granted herein whether or not such affiliate is regulated by this Commission, pursuant to sections 56-79 of the Code of Virginia;

      7) That Applicant shall file an Affiliated Transaction Report with the Director of Public Utility Accounting of the Commission on an annual basis, such report to include, by month the following information on each affiliate transaction: 1) affiliate's name; 2) description of the services provided; 3) total dollar amount of transaction to or from affiliate; 4) categorical component costs of each transaction (i.e., direct/indirect labor, fringe benefits, materials, supplies, overheads, depreciation, taxes, interest expense, equity cost, etc.); 5) allocation basis/factors for allocated costs; and 6) comparative market values of such transactions;

      8) That such report shall be filed with the Director of Public Utility Accounting by no later than May 1 of each year for the preceding calendar year, the first of such reports due on or before May 1, 1998;

      9) That such report shall include all agreements with affiliates regardless of the amount involved and shall supersede all other affiliate reporting requirements previously ordered, and

    10) That there appearing nothing further to be done in this matter, the same be, and it hereby is, dismissed.

      AN ATTESTED COPY hereof shall be sent to Applicant, care of Philip
J. Bray, Attorney, Allegheny Power, 10435 Downsville Pike, Hagerstown, MD 21740-1766 and delivered to the Director of Public Utility Accounting of the Commission.


                                               /s/
                                           William J. Bridges
                                           Clerk of the
                                     State Corporation Commission